Exhibit 10.2

PROMISSORY NOTE

DEFINED TERMS

Execution Date: July 6, 2006	City and State of Signing: San Francisco, California

Loan Amount: $220,000,000.00	Initial Interest Rate: 6.03% per annum Interest Rate: a rate equal to the sum of 0.70% and the LIBOR RATE as defined in Section 1(c)

Borrower: SHR St. Francis, L.L.C. a Delaware limited liability company

Borrower’s Address: 77 West Wacker , Suite 4600, Chicago, ILL 60601

Holder: METROPOLITAN LIFE INSURANCE COMPANY, A NEW YORK CORPORATION

Holder’s Address:

Metropolitan Life Insurance Company, a New York corporation

10 Park Avenue

Morristown, New Jersey 07962

Attention: Senior Vice President

Real Estate Investments

and:

Metropolitan Life Insurance Company

400 South El Camino Real, Eighth Floor

San Mateo, California 94402

Attention: Assistant Vice President

Maturity Date: Maturity Date: August 1, 2008. The Maturity Date is subject to extension as provided in Section 13 herein.

Initial Advance Date: The date the initial funds are disbursed to Borrower.

Advance Date: Individually and collectively, as applicable, the Initial Advance Date and Subsequent Funding Dates as provided in Section 12 herein.

Interest Only Period: The period commencing on the Advance Date and ending on the Maturity Date.

Monthly Installment: As provided in Section 1(c) hereof.	Permitted Prepayment Period: The Loan may not be prepaid in whole or in part at any time prior to the Maturity Date except as follows: Commencing on the first day of the 7th month following the Initial Advance Date (February 1, 2007), Borrower may prepay the Loan in whole, but not in part, on 10 days prior written notice, provided such prepayment is accompanied by the Permitted Prepayment Fee (as defined in Section 8(b) hereof).

Liable Party: Strategic Hotel Funding,L.L.C., a Delaware limited liability company

Addresses of Liable Party: 77 West Wacker, Suite 4600, Chicago, IL 60601

Operating Lessee: DTRS St. Francis, L.L.C pursuant to the Lease Agreement entered into by Borrower, as landlord and Operating Lessee, as tenant dated as of June 1, 2006.

Addresses of Operating Lessee: 77 West Wacker, Suite 4600, Chicago, IL 60601

Late Charge: An amount equal to three cents ($.03) for each dollar that is overdue. Default Rate: An annual rate equal to the Interest Rate plus four percent (4%).
Note: This Promissory Note. Deed of Trust: Deed of Trust, Security Agreement, and Fixture Filing dated as of the Execution Date granted by Borrower to the Trustee named in the Deed of Trust for the benefit of Holder. Loan Documents: This Note, the Deed of Trust and any other documents related to this Note, and/or the Deed of Trust and all renewals, amendments, modifications, restatements and extensions of these documents. Guaranty: Guaranty dated as of the Execution Date and executed by Liable Party in favor of Holder. Indemnity Agreement: Unsecured Indemnity Agreement dated as of the Execution Date and executed by Borrower and Liable Party in favor of Holder. The Unsecured Indemnity Agreement and Guaranty are not Loan Documents and shall survive repayment of the Loan or other termination of the Loan Documents.

FOR VALUE RECEIVED, Borrower promises to pay to the order of Holder at Holder’s Address or such other place as Holder may from time to time designate, the Loan Amount with interest payable in the manner described below, in money of the United States of America that at the time of payment shall be legal tender for payment of all obligations.

Capitalized terms which are not defined in this Note shall have the meanings set forth in the Deed of Trust.

1. Payment of Principal and Interest. Principal and interest under this Note shall be payable as follows:

(a) The Initial Interest Rate is the rate set forth on the front page of this Note.

(b) The Interest Rate will be reset by Holder, effective as of the first day of the second month following the month during which the Initial Advance Date occurs, and thereafter shall be reset by Holder effective the first day of each successive one-month period thereafter during the term of the Loan (individually “Rate Reset Date” and collectively “Rate Reset Dates”). The Interest Rate will be reset as aforesaid to the annual rate equal to (i) 0.70% plus (ii) the “LIBOR Rate” as of approximately 11:00 am London time on the second Business Day prior to each of the Rate Reset Dates. A “Business Day” shall mean a day that both (x) commercial banks in London are open for international business (including dealings in dollar deposits) and (y) Holder is open for business in New York City;

(c) The term “LIBOR Rate” as used herein shall mean the one-month London interbank offered rate for deposits in U.S. dollars rounded upwards if necessary to the nearest one one-hundredth (1/100th) of one percent appearing on the display designated as page 3750 on the Dow Jones Telerate Service, or such other page as may replace page 3750 on that service (or such other service as may be nominated as the information vendor by the British Bankers’ Association for the purpose of displaying British Bankers’ Association interest settlement rates for U.S. dollar deposits as the composite offered rate for London interbank deposits). If the aforementioned sources of the LIBOR Rate are no longer available, then the term “LIBOR Rate” shall mean the one-month London interbank offered rate for deposits in U.S. dollars rounded upwards if necessary to the nearest one one-hundredth (1/100th) of one percent as shown on the appropriate Bloomberg Financial Markets Services Screen or any successor index on such service under the heading “USD”;

(d) Borrower shall pay interest only in advance on the Initial Advance Date for the period from and including the Initial Advance Date to the end of the month of July 2006, and shall then pay interest only in arrears, on the first day of the month of September 2006 and thereafter Borrower shall make payments of interest only on the first day of each month through and including the 24th month following the Advance Date. The entire outstanding principal balance of the Loan together with all accrued interest and all other sums due under the Loan Documents, shall be paid on the Maturity Date;

(e) Interest shall be calculated on a daily basis of the actual number of days elapsed and a three hundred sixty (360) day year; and,

(f) On the Maturity Date (as the same may be extended pursuant to Section 13 hereof), a final payment in the aggregate amount of the unpaid principal sum evidenced by this Note, all accrued and unpaid interest, and all other sums evidenced by this Note or secured by the Deed of Trust and/or any other Loan Documents as well as any future advances under the Deed of Trust that may be made to or on behalf of Borrower by Holder following the Advance Date (collectively, the “Secured Indebtedness”), shall become immediately payable in full.

Borrower acknowledges and agrees that all or a substantial portion of the original Loan Amount shall be outstanding and due on the Maturity Date (as the same may be extended pursuant to Section 13 hereof).

2. Application of Payments. At the election of Holder, and to the extent permitted by law, all payments shall be applied in the order selected by Holder to any expenses, prepayment fees, late charges, escrow deposits and other sums due and payable under the Loan Documents, and to unpaid interest at the Interest Rate or at the Default Rate, as applicable. The balance of any payments shall be applied to reduce the then unpaid Loan Amount.

3. Security. The covenants of the Deed of Trust are incorporated by reference into this Note. This Note shall evidence, and the Deed of Trust shall secure, the Secured Indebtedness.

4. Late Charge. If any payment of interest, any payment of a Monthly Installment or any payment of a required escrow deposit is not paid within 7 days after the due date, Holder shall have the option to charge Borrower the Late Charge. The Late Charge is for the purpose of defraying the expenses incurred in connection with handling and processing delinquent payments and is payable in addition to any other remedy Holder may have. Unpaid Late Charges shall become part of the Secured Indebtedness and shall be added to any subsequent payments due under the Loan Documents.

5. Acceleration Upon Default. At the option of Holder, if Borrower fails to pay any sum specified in this Note within 7 days of the due date, or if an Event of Default occurs, the Secured Indebtedness, and all other sums evidenced and/or secured by the Loan Documents, including without limitation the Permitted Prepayment Fee (as defined in Section 8(b) below)) or the Default Prepayment Fee (as defined in Section 9(b) below), respectively as the case may be (collectively, the “Accelerated Loan Amount”) shall become immediately due and payable.

6. Interest Upon Default. The Accelerated Loan Amount shall bear interest at the Default Rate which shall never exceed the maximum rate of interest permitted to be contracted for under the laws of the State. The Default Rate shall commence upon the occurrence of an Event of Default and shall continue until all defaults are cured.

7. Limitation on Interest. The agreements made by Borrower with respect to this Note and the other Loan Documents are expressly limited so that in no event shall the amount of interest received, charged or contracted for by Holder exceed the highest lawful amount of interest permissible under the laws applicable to the Loan. If at any time performance of any provision of this Note or the other Loan Documents results in the highest lawful rate of interest permissible under applicable laws being exceeded, then the amount of interest received, charged or contracted for by Holder shall automatically and without further action by any party be deemed to have been reduced to the highest lawful amount of interest then permissible under applicable laws. If Holder shall ever receive, charge or contract for, as interest, an amount which is unlawful, at Holder’s election, the amount of unlawful interest shall be refunded to Borrower

(if actually paid) or applied to reduce the then unpaid Loan Amount. To the fullest extent permitted by applicable laws, any amounts contracted for, charged or received under the Loan Documents included for the purpose of determining whether the Interest Rate would exceed the highest lawful rate shall be calculated by allocating and spreading such interest to and over the full stated term of this Note.

8. Permitted Prepayment Fee.

(a) Borrower shall not have the right to prepay all or any portion of the Loan Amount at any time prior to the Permitted Prepayment Period after which, Borrower may prepay the Secured Indebtedness in whole, but not in part, on no less than ten (10) days prior written notice to Holder, provided such prepayment is accompanied by the Permitted Prepayment Fee. If Borrower provides notice of its intention to prepay, the Secured Indebtedness shall become due and payable on the date specified in the Prepayment Notice; provided, however, Borrower shall have the right two (2) times during the term of the Loan, including extension, to rescind or extend a Prepayment Notice, provided that Borrower (x) provides Holder with not less than 5 (five) days prior written notice of such extension or rescission and (b) reimburses Holder for any out-of-pocket costs (but specifically excluding any arising from any missed reinvestment opportunity) incurred by Holder as a result of Borrower’s original notice of intention to prepay the Loan.

(b) The “Permitted Prepayment Fee” shall be equal to (x) sixty-five basis points (0.65%) of the principal being prepaid during months 7 through 12 following the month in which the Initial Advance Date occurs; (y) thirty-five basis points (0.35%) of the principal being prepaid during months 13 through 18 following the month in which the Initial Advance Date occurs; and (z) no basis points thereafter. No Prepayment Fee shall be payable with respect to a prepayment of the Loan made after the last day of the 18th calendar month following the month in which the Initial Advance Date occurs.

9. Default Prepayment.

(a) Any tender of payment by Borrower or any other person or entity of the Secured Indebtedness, other than as expressly provided in Section 8, shall constitute a prohibited prepayment. If a prepayment of all or any part of the Secured Indebtedness is made following (i) an Event of Default and an acceleration of the Maturity Date, or (ii) in connection with a purchase of the Property or a repayment of the Secured Indebtedness at any time before, during or after, a judicial or non-judicial foreclosure or sale of the Property, then to compensate Holder for the loss of the investment, Borrower shall pay an amount equal to the Default Prepayment Fee (as hereinafter defined).

(b) The “Default Prepayment Fee” shall be equal to (i) the greater of (x) the present value of all remaining Partial Monthly Payments of Interest (as defined below), discounted at the rate which, when compounded monthly, is equivalent to the Treasury Rate (as defined below), compounded semi-annually, or (y) one percent (1%) of the amount of the principal being prepaid, plus (ii) the actual LIBOR breakage fee which shall be calculated and payable to Holder if a pricing contract is in place at the time of such prepayment.

(i) A “Partial Monthly Payment of Interest” shall be defined as the outstanding principal balance of the Loan multiplied by 0.70%, divided by 360, multiplied by 365 and divided by 12. The number of “remaining” Partial Monthly Payments of Interest to be used in the calculation of the Default Prepayment Fee shall be equal to the number of remaining monthly installments of interest due on the Loan to and including the Maturity Date.

(ii) The “Treasury Rate” shall be the annualized yield on securities issued by the United States Treasury having a maturity equal to the remaining stated term of the Note, as quoted in the Federal Reserve Statistical Release [H. 15 (519)] under the heading “U.S. Government Securities - Treasury Constant Maturities” for the date which is 5 Business Days prior to the date on which prepayment is being made. If this rate is not available on such date, the Treasury Rate shall be determined by interpolating between the yield on securities of the next longer and next shorter maturity. If the Treasury Rate is no longer published, Holder shall select a comparable rate. Holder will, upon request, provide an estimate of the amount of the Default Prepayment Fee two weeks before the date of the scheduled prepayment for purposes of this provision 9(b).

10. Waiver of Right to Prepay Note Without Prepayment Fee. Borrower acknowledges that Holder has relied upon the anticipated investment return under this Note in entering into transactions with, and in making commitments to, third parties and that the tender of any prohibited prepayment, shall, to the extent permitted by law, include the Prepayment Fee. Borrower agrees that the Prepayment Fee represents the reasonable estimate of Holder and Borrower of a fair average compensation for the loss that may be sustained by Holder as a result of a prohibited prepayment of this Note and it shall be paid without prejudice to the right of Holder to collect any other amounts provided to be paid under the Loan Documents.

BORROWER EXPRESSLY (A) WAIVES ANY RIGHTS IT MAY HAVE UNDER CALIFORNIA CIVIL CODE SECTION 2954.10 TO PREPAY THIS NOTE, IN WHOLE OR IN PART, WITHOUT FEE OR PENALTY, UPON ACCELERATION OF THE MATURITY DATE OF THIS NOTE, AND (B) AGREES THAT IF, FOR ANY REASON, A PREPAYMENT OF THIS NOTE IS MADE, UPON OR FOLLOWING ANY ACCELERATION OF THE MATURITY DATE OF THIS NOTE BY HOLDER ON ACCOUNT OF ANY DEFAULT BY BORROWER UNDER ANY LOAN DOCUMENT, INCLUDING BUT NOT LIMITED TO ANY TRANSFER, FURTHER ENCUMBRANCE OR DISPOSITION WHICH IS PROHIBITED BY THE DEED OF TRUST, THEN BORROWER SHALL BE OBLIGATED TO PAY CONCURRENTLY THE PREPAYMENT FEE SPECIFIED IN SECTION 9. BY INITIALING THIS PROVISION IN THE SPACE PROVIDED BELOW, BORROWER AGREES THAT HOLDER’S AGREEMENT TO MAKE THE LOAN AT THE INTEREST RATE AND FOR THE TERM SET FORTH IN THIS NOTE CONSTITUTES ADEQUATE CONSIDERATION FOR THIS WAIVER AND AGREEMENT.

BORROWER’S INITIALS: RMB

11. Liability of Borrower. Except as expressly set forth in the balance of this Section or in the Indemnity Agreement or Guaranty, anything contained herein or in any other Loan Documents to the contrary notwithstanding, no recourse shall be had for the payment of the principal or interest on the Note or for any other obligation hereunder or under the Loan

Documents against (i) any affiliate, parent company, trustee or advisor of Borrower, Operating Lessee, Liable Party, or owner of a direct or indirect beneficial or equitable interest in Borrower, Operating Lessee or Liable Party, any member in or manager of Borrower, Liable Party or Operating Lessee, or any partner, shareholder or member therein (other than against Liable Party pursuant to the Guaranty or Indemnity Agreement); (ii) any legal representative, heir, estate, successor or assign of any thereof; (iii) any corporation (or any officer, director, employee or shareholder thereof), individual or entity to which any ownership interest in Borrower, Operating Lessee or Liable Party shall have been transferred; (iv) any purchaser of any asset of Borrower or Operating Lessee; or (v) any other person or entity (except Borrower and Liable Party pursuant to the Guaranty), for any deficiency or other sum owing with respect to the Note. It is understood that the Note (except as set forth in the balance of this Section and in the Indemnity Agreement or Guaranty) may not be enforced against any person described in clauses (i) through (v) above (other than against Liable Party pursuant to the Indemnity Agreement or Guaranty as set forth in clauses (i) and (v) above) unless such person is independently liable for the obligations under the Loan Documents, the Indemnity Agreement, the Guaranty or other document relating to the Loan, and Holder agrees not to sue or bring any legal action or proceeding against any such person in such respect. However, nothing contained in this Section or in the Loan Documents shall:

(a) prevent recourse to the Borrower or, if and to the extent applicable, the Liable Party or the assets of Borrower, or, if and to the extent applicable, as provided in the Guaranty or Indemnity Agreement, the assets of the Liable Party, or enforcement of the Deed of Trust or other instrument or document by which Borrower is bound pursuant to the Loan Documents.

(b) limit Holder’s rights to institute or prosecute a legal action or proceeding or otherwise make a claim against Borrower and/or the Liable Party for damages and losses to the extent arising directly or indirectly from any of the following or against the person or persons committing any of the following:

(i) fraud or intentional misrepresentation by Borrower, Operating Lessee and/or the Liable Party,

(ii) the misappropriation by Borrower, Operating Lessee or any affiliate of Borrower or Operating Lessee of any proceeds (including, without limitation, any Rents, security deposits, tenant letters of credit, insurance proceeds and condemnation proceeds), including (x) the failure to pay any such amounts to Holder as and to the extent required under the Loan Documents, (y) the collection of Rents for a period of more than 30 days in advance, and (z) such amounts received after an Event of Default and not applied to the Loan or in accordance with the Loans Documents to operating and maintenance expenses of the Property,

(iii) the failure of Borrower to pay any obligations for which an escrow of Premiums or Impositions was not required pursuant to Section 2.5 of the Deed of Trust;

(iv) the breach of any representation, warranty, covenant or indemnification provision in the Indemnity Agreement or in the Deed of Trust with respect to Hazardous Materials,

(v) physical damage to the Property from intentional waste committed by Borrower, Operating Lessee or any affiliate of Borrower or Operating Lessee, or

(vi) any and all liabilities, obligations, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees, causes of action, suits, claims, demands and adjustments of any nature or description whatsoever) which may at any time be imposed upon, incurred by or awarded against Holder, in the event (and arising out of such circumstances) that Borrower should raise any defense, counterclaim and/or allegation in any foreclosure action by Holder relative to the Property, or in any claim or action by Holder relative to the assignment of Borrower’s rights to the Interest Rate Cap Agreement (including the right to receive any proceeds derived therefore) or any part thereof, which is found by a court of competent jurisdiction to have been raised by Borrower or Operating Lessee in bad faith or to be without basis in fact or law.

(c) limit Holder’s rights to recover damages to the extent arising from Borrower’s or Operating Lessee’s failure to comply with the provisions of the Deed of Trust pertaining to ERISA,

(d) limit Holder’s rights to recover all amounts due and payable pursuant to Sections 11.06 and 11.07 of the Deed of Trust and any amount expended by Holder in connection with the foreclosure of the Deed of Trust,

(e) limit Holder’s rights to enforce any leases entered into by Borrower or its affiliates as tenant, guarantees, or other agreements entered into by Borrower in a capacity other than as borrower or any policies of insurance; or,

(f) limit Holder’s rights to recover from Borrower damages and losses to the extent arising directly or indirectly from the failure of Borrower or Operating Lessee to pay any deductible or self insured amounts under the Initial Insurance Policy relating to earthquake, or any extension or renewal thereof; provided however, that Holder shall have no right to recover such damages and losses described in this subparagraph 11 (f) from the Liable Party.

Notwithstanding the foregoing, this limitation of liability shall not apply and the Loan will be a fully recourse Loan to Borrower and to Liable Party:

(i) in the event of any Transfer of the Property in violation of the Deed of Trust or in the event Borrower or Operating Lessee enters into any indebtedness for borrowed money which is secured by a lien, security interest or other encumbrance of any part of the Property, other than the Loan and any related obligations to Holder or except either as allowed by the Deed of Trust or as accepted or approved in the commercially reasonable discretion of Holder as evidenced in writing by an officer of Holder;

(ii) if (i) Borrower, Operating Lessee or Liable Party commences a voluntary bankruptcy or insolvency proceeding under the Bankruptcy Code which is not dismissed within 90 days of filing, or (ii) an involuntary case is commenced against Borrower, Operating Lessee or Liable Party under the Bankruptcy Code which is not dismissed within 90 days of filing, or (iii) an involuntary case is commenced against Borrower or Operating Lessee under the Bankruptcy Code with the collusion of Borrower or Operating Lessee, Liable Party or any of their affiliates or related entities, or (iv) a petition for relief is filed with respect to Borrower or Operating Lessee or Liable Party under the Bankruptcy Code through the actions of Borrower or Operating Lessee, Liable Party or any of their affiliates or related entities which is not dismissed within 90 days of filing. Notwithstanding the previous sentence, neither Borrower nor Liable Party shall be personally liable for payment of the Loan merely by reason of an involuntary bankruptcy (irrespective of its duration) as to which the following conditions are satisfied (1) such involuntary bankruptcy is not solicited, procured or supported by Borrower or any Related Person (as such term is defined below); (2) there is no debt or other obligation and there are no creditors, in any case which are prohibited by the Loan Documents; (3) Borrower and each Related Person in such involuntary bankruptcy proceeding will consent to and support and perform all actions requested by Holder to obtain relief from the automatic stay and to obtain adequate protection for Holder; (4) none of the Borrower nor any Related Persons shall propose or in any way support any plan of reorganization which in any way modifies or seeks to modify any provisions of the Loan Documents or any of Holder’s rights under the Loan Documents; and (5) none of Borrower nor any Related Persons shall propose or consent to any use of cash collateral except with Holder’s consent, which may be withheld in Holder’s sole discretion. As used herein, a “Related Person” shall mean (a) any guarantor or other person or entity which is liable in any way (including contingently liable) for any part of the Loan, (b) person or entity which has any direct or indirect interest in Borrower or in which Borrower has any direct or indirect interest, or (c) any person who, by reason of any relationship with any of the foregoing, would be reasonably expected to act in accordance with the request of any of the foregoing.

Notwithstanding the foregoing, Holder agrees that its sole recourse against the Operating Lessee for Operating Lessee’s obligations hereunder or under the other Loan Documents shall be to the collateral owned by Operating Lessee and pledged to Holder pursuant to the terms of the Loan Documents; provided however, the foregoing shall not limit Holder’s rights against Borrower and/or Liable Party with respect to the obligations of Operating Lessee to the extent otherwise permitted under the Loan Documents.

12. Subsequent Funding Dates. The balance of the Loan which is not funded on the Initial Advance Date shall be disbursed, if at all, in not more than two additional disbursements (the “Subsequent Funding(s)”) upon the following terms and conditions precedent, any and all of which may be waived by Holder in its sole discretion:

(a) Notice. Borrower shall provide Holder with not less than 15 business days’ written notice of the date of the requested funding (the “Subsequent Funding Date(s)”).

(b) Subsequent Funding Expiration Date. Notwithstanding the foregoing, in no event shall a Subsequent Funding or a Subsequent Funding Date occur after September 7, 2006.

(c) Performance; No Default. Borrower and Operating Lessee shall have performed and complied with all terms and conditions in the Loan Documents required to be performed or complied with by them at or prior to each Subsequent Funding Date, and on each Subsequent Funding Date there shall exist no Event of Default.

(d) No Adverse Change. There shall not have occurred any change, event or condition which has or is reasonably likely to cause, an Adverse Change (as hereinafter defined). For the purpose of this section, an Adverse Change shall mean (and the Borrower shall so certify) that (i) the rental income of the Property, the constituent parties comprising Borrower and Liable Party and the credit of Borrower and Liable Party as well as all other features of the Loan shall be substantially identical to the condition existing as of the Initial Advance Date; provided, however, as it relates to Liable Party, no Adverse Change shall be deemed to have occurred with respect to Liable Party as long as the Market Capitalization (as defined in Section 8.5(b) of the Deed of Trust) of Strategic Hotels and Resorts, Inc. is no less than $1,000,000,000.00 and Strategic Hotels and Resorts, Inc., continues to own at least 95% of the equity of Liable Party; and, (ii) except as may be otherwise permitted by Holder, neither Borrower, nor any person or entity comprising Borrower or which is a partner, member or shareholder of Borrower, nor any Liable Party, nor any tenant or combination of tenants renting 10% or more of the leased space in the Improvements, exclusive of guest rooms and conference rooms, nor any guarantor of any lease of 10% or more of the leased space in the Improvements, exclusive of guest rooms and conference rooms shall be involved as a debtor in a bankruptcy or reorganization proceeding.

(e) Deed of Trust. The Loan Documents shall be in full force and effect. The Deed of Trust shall constitute a valid first priority lien upon the Property, free and clear of all liens and encumbrances except such liens and encumbrances that are Permitted Liens.

(f) Representations and Warranties. The representations and warranties made by Borrower in the Loan Documents shall have been true and correct in all material respects on the date on which made and shall also be true and correct in all material respects with respect to the Borrower, the Operating Lessee and the Property on the each Subsequent Funding Date as if made on and as of such date which representations and warranties shall be deemed remade as of each Subsequent Funding Date as if made on and as of such date.

(g) No Damage. There shall not have occurred any casualty or damage to any part of the Property, nor shall any part of the Property have been taken in condemnation or other similar proceeding or transferred in lieu of condemnation, nor shall Borrower or Operating Lessee have received notice of any proposed condemnation or other similar proceeding affecting the Property, unless (i) the cost to repair or restore the Property to the Restoration Standard, as approved by Holder in its sole discretion, does not exceed $15,000,000.00, (ii) the repair or restoration of the Property to the Restoration Standard can be completed within 365 days from the date of the occurrence, and (iii) subject to clause (i) above, the estimated cost to restore the Property does not exceed the amount of the Net Insurance Proceeds available for restoration and other amounts, if any, committed to the costs of the restoration by Liable Party or any Affiliate, evidenced by documents satisfactory to Holder, and with respect to which Holder has been granted a security interest as evidenced by such documents required by Holder satisfactory in form and content to Holder.

(h) Endorsement to Title Policy. A “date down” endorsement to the title policies issued on the Initial Advance Date, in a form acceptable to Holder on behalf of Holder, dated as of the Subsequent Funding Date, which shall state, among other things, (i) that there are no new or additional exceptions to title since the date of the prior funding of the Loan, and (ii) that there are no additional survey exceptions, except as previously approved by Holder in accordance with the terms of the Loan Documents.

(i) Payments by Borrower. Borrower shall have paid all expenses incurred by Holder in connection with the Subsequent Funding, including without limitation, attorneys fees.

(j) Interest Rate Cap Agreement. If and to the extent applicable, Borrower shall have delivered to Holder written evidence satisfactory to Holder that the Interest Rate Cap Agreement has been purchased in accordance with the provisions of Section 2.9 of the Deed of Trust.

(k) Subsequent Funding Amounts. Each Subsequent Funding shall be in an amount that is not less than $100,000,000 and which together with all prior amounts disbursed to Borrower hereunder does not exceed the Loan Amount.

13. Extension of Maturity Date.

(a) Borrower shall have three (3) options to extend the Maturity Date for one (1) year each (the “Extension Options”). Borrower’s right to exercise the Extension Options shall be subject to satisfaction of the following conditions: (i) there shall be no Event of Default under the Loan Documents, the Guaranty or the Indemnity Agreement at the time of the exercise of any Extension Option; (ii) Borrower shall pay all costs and expenses incurred by Holder in connection with such extension including title insurance premiums, documentation costs and reasonable attorneys fees; (iii) if and to the extent applicable, prior to the commencement of the Extension Option, Borrower shall deliver an Interest Rate Cap Agreement covering the period of the Extension Option in accordance with the provisions of Section 2.9 of the Deed of Trust; and (iv) Borrower and the Liable Party shall execute extension documents satisfactory to Holder relating to the Loan Documents, the Guaranty and the Indemnity Agreement.

(b) The Interest Rate applicable during the extension shall be the sum of (x) the one-month LIBOR Rate plus (y) the spread of 0.70%.

(c) In the event Borrower wishes to exercise an Extension Option it shall provide Holder with written notice (an “Extension Notice”) that it shall exercise an Extension Option at least 90 days prior to the then applicable Maturity Date of the Loan. Holder shall determine such initial Interest Rate with respect to such extension as of approximately 11:00 am London time on the second Business Day prior to the Maturity Date. Holder shall notify the Borrower of such initial Interest Rate and, if applicable, acceptable terms for the required Interest Rate Cap Agreement with respect to any extension prior to such applicable Maturity Date. With respect to any extension, the Interest Rate will be reset by Holder effective the first day of the first month following the month during which the effective date of the extension occurred and thereafter the Interest Rate shall be reset by Holder effective the first day of each successive one month period thereafter during the remaining term of the Loan (the “Extension Rate Reset Dates”). The Interest Rate will be reset as aforesaid to the rate equal to the sum of (x) 0.70% plus (ii) the one-month LIBOR Rate as of approximately 11:00 am London time on the second Business Day prior to each of the Extension Rate Reset Dates. The process for determining and notifying the parties of the initial and reset Interest Rate shall be the same as set forth with respect to the Interest Rate prior to the extension, except as modified in this Section 13.

14. Waiver by Borrower. Borrower and others who may become liable for the payment of all or any part of this Note, and each of them, waive diligence, demand, presentment for payment, notice of nonpayment, protest, notice of dishonor and notice of protest, notice of intent to accelerate and notice of acceleration and specifically consent to and waive notice of any amendments, modifications, renewals or extensions of this Note, including the granting of extension of time for payment, whether made to or in favor of Borrower or any other person or persons.

15. Exercise of Rights. No single or partial exercise by Holder, or delay or omission in the exercise by Holder, of any right or remedy under the Loan Documents shall waive or limit the exercise of any such right or remedy. Holder shall at all times have the right to proceed against any portion of or interest in the Property in the manner that Holder may deem appropriate, without waiving any other rights or remedies. The release of any party under this Note shall not operate to release any other party which is liable under this Note and/or under the other Loan Documents or under the Unsecured Indemnity Agreement.

16. Fees and Expenses. If Borrower defaults under this Note, Borrower shall be personally liable for and shall pay to Holder, in addition to the sums stated above, the costs and expenses of enforcement and collection, including a reasonable sum as an attorney’s fee. This obligation is not limited by Section 11.

17. No Amendments. This Note may not be modified or amended except in a writing executed by Borrower and Holder. No waivers shall be effective unless they are set forth in a writing signed by the party which is waiving a right. This Note and the other Loan Documents are the final expression of the lending relationship between Borrower and Holder, and there is no unwritten agreement with respect to the subject matter of the Loan.

18. Governing Law. This Note is to be construed and enforced in accordance with the laws of California.

19. Construction. The words “Borrower” and “Holder” shall be deemed to include their respective heirs, representatives, successors and assigns, and shall denote the singular and/or plural, and the masculine and/or feminine, and natural and/or artificial persons, as appropriate. The provisions of this Note shall remain in full force and effect notwithstanding any changes in the shareholders, partners or members of Borrower. If more than one party is Borrower, the obligations of each party shall be joint and several. The captions in this Note are inserted only for convenience of reference and do not expand, limit or define the scope or intent of any section of this Note.

20. Notices. All notices, demands, requests and consents permitted or required under this Note shall be given in the manner prescribed in the Deed of Trust.

21. Time of the Essence. Time shall be of the essence with respect to all of Borrower’s obligations under this Note.

22. Severability. If any provision of this Note should be held unenforceable or void, then that provision shall be deemed separable from the remaining provisions and shall not affect the validity of this Note, except that if that provision relates to the payment of any monetary sum, then Holder may, at its option, declare the Secured Indebtedness (together with the Prepayment Fee) immediately due and payable.

[Signature on Following Page]

IN WITNESS WHEREOF, Borrower has executed this Note as of the Execution Date.

SHR St. Francis, L.L.C.,
a Delaware limited liability company

By:	/s/ Ryan M. Bowie
Name:	Ryan M. Bowie
Its:	Assistant Treasurer

[BORROWER ALSO TO INITIAL SECTION 10.]

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